Exhibit 99.1

DISH Network Places $1 Billion in Convertible Notes

ENGLEWOOD, Colo.— March 13, 2017— DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that on March 10, 2017, it had agreed to issue and sell $1 billion aggregate principal amount of 2.375% Convertible Notes due 2024 (the “Notes”) to a group of institutional investors.

The Notes will mature on March 15, 2024. Interest on the Notes will be paid on March 15 and September 15 of each year, commencing on September 15, 2017.  The Notes will be convertible under certain circumstances and during certain periods into DISH Network’s Class A Common Stock at an initial conversion rate of 12.1630 shares of DISH Network’s Class A Common Stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $82.22 per share, which represents an approximately 32.5% conversion premium over the last reported sale price of $62.05 per share of DISH Network’s Class A Common Stock on The NASDAQ Global Select Market on March 10, 2017. Upon any conversion, DISH Network will settle its conversion obligation in cash, shares of its Class A Common Stock or a combination of cash and shares of its Class A Common Stock, at its election.

The net proceeds of the placement are intended to be used for strategic transactions, which may include wireless and spectrum-related strategic transactions, and for other general corporate purposes.

The issue and sale of the Notes is expected to close on March 17, 2017 subject to customary conditions.

The Notes will only be offered and sold to institutional accredited investors that are also qualified institutional buyers on a private placement basis pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and shares of DISH Network’s Class A Common Stock issuable upon the conversion of the Notes, if any, have not been and are not intended to be registered under the Securities Act or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes; nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K. The forward-looking statements speak only as of the date made, and DISH Network expressly disclaims any obligation to update these forward-looking statements.